Exhibit 99.2

CONSENT OF DANIEL S. SCHWARTZ

In connection with the filing by Beach Acquisition Co Parent, LLC of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to be named as a nominee to the board of directors for Beach Acquisition Co Parent, LLC in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: July 14, 2025

Daniel S. Schwartz

/s/ Daniel S. Schwartz
Signature